Exhibit 99.1

              Pier 1 Imports, Inc. Reports October Sales

    FORT WORTH, Texas--(BUSINESS WIRE)--Nov. 2, 2006--Pier 1 Imports, Inc. (NYSE:PIR) reported that sales for the four-week period ended October 28, 2006 aggregated $114,088,000, a decrease of 13.1% from $131,274,000 last year, and comparable store sales declined 13.7%. Year-to-date sales of $1,005,190,000 were down 8.7% from $1,101,445,000 last year, and comparable store sales declined 11.1%.

    Marvin J. Girouard, Pier 1's Chairman and Chief Executive Officer, commented, "Although average ticket and conversion rate in the month of October were down only slightly from last year, traffic counts continue to be disappointing. As we enter the holiday season, we are focused on the execution of our merchandise and marketing plans.

    "Our marketing strategy for November includes the first of three holiday catalog mailings which will reach 15 million customers, as well as other direct mail pieces to support holiday promotional activities beginning next week. We will continue national magazine and television ads throughout this holiday season, coupled with strong internet and email presence planned for the remainder of the year."

    Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed report on Form 10-Q. Management's expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the availability and proper functioning of technology and communications systems supporting the Company's key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion. The Company assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

    Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1
Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids(R) stores in the United States. Information about the Company is available on www.pier1.com.

    CONTACT: Pier 1 Imports, Inc.
             Cary Turner, 817-252-8400